Exhibit 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2014

Fourth Quarter Revenue Increased 23% Over Prior Year Driven by Continued Growth in Both Direct and Retail Segments

Fourth Quarter Pretax Income from Continuing Operations Increased 44% Over Prior Year

Full Year Revenue Increased 25% and Pretax Income from Continuing Operations Increased 88% Over Prior Year

VANCOUVER, WASHINGTON, February 23, 2015 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2014.

Net sales for the fourth quarter of 2014 totaled $94.9 million, a 23% increase compared to $77.1 million in the same quarter of 2013. The strong growth was driven by higher sales in both the Direct and Retail segments. For the full year 2014, net sales were $274.4 million, an increase of 25% over last year. Gross margins for the fourth quarter improved by 350 basis points to 51.1%, reflecting strong margin expansion in the Direct segment, partially offset by lower Retail segment gross margins. Operating income from continuing operations for the fourth quarter of 2014 was $14.5 million, a 43% increase compared to $10.1 million in the same period last year. The increase in operating income reflects higher sales in both the Direct and Retail segments and higher Direct segment gross margins, as well as improved leverage of general and administrative and product development costs across higher sales volumes. For the full year 2014, operating income from continuing operations was $30.2 million, compared to $15.7 million last year, an increase of 92%.

Pretax income from continuing operations for the fourth quarter of 2014 was $14.6 million, or $0.46 per diluted share, compared to pretax income from continuing operations of $10.2 million, or $0.32 per diluted share, for the fourth quarter of the prior year. For the full year 2014, pretax income from continuing operations was $30.2 million, or $0.95 per diluted share, compared to pretax income from continuing operations of $16.0 million, or $0.51 per diluted share, the prior year.

Income from continuing operations for the fourth quarter of 2014 was $10.5 million, or $0.33 per diluted share, compared to income from continuing operations of $8.4 million, or $0.27 per diluted share, for the fourth quarter of 2013. For the full year 2014, income from continuing operations was $20.4 million, or $0.64 per diluted share, compared to $48.1 million, or $1.53 per diluted share, the prior year. Full year 2013 net income includes an income tax benefit of $33.0 million, or $1.05 per diluted share, due primarily to the partial reversal of a valuation allowance recorded against the Company’s deferred tax assets.

As previously stated, beginning in the first quarter of 2014, the Company started to record income taxes at a normalized rate following the partial release, in 2013, of its valuation allowance recorded against its deferred tax assets. The effective income tax rate for continuing operations in the fourth quarter of 2014 was 28.3%, reflecting the reversal of certain state tax valuation reserves. Cash payments related to income taxes were limited to alternative minimum tax amounts as the Company continues to utilize domestic net operating loss carryforwards to offset regular income tax liabilities. As of December 31, 2014, the Company had a total of $21.9 million of net deferred tax assets which are comprised mostly of net operating loss carryforwards that can be utilized against future income tax liabilities.

For the fourth quarter of 2014, the Company reported net income (including discontinued operations) of $10.4 million, or $0.33 per diluted share; this includes a loss from discontinued operations of $0.1 million. In the fourth quarter of 2013, the Company reported net income of $8.5 million, or $0.27 per diluted share; this includes income from discontinued operations of $0.1 million.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to deliver another quarter of strong financial performance that helped cement an outstanding year of sales and profit growth for the Company. As we reflect back on our performance against major initiatives for 2014, we clearly benefited from the successful execution of our key strategies; namely, continued product innovation, improving margins, and leveraging our infrastructure. This is a continuation of the winning formula that has worked well for us over the past several years. New products had a significant impact for both our Direct and Retail businesses. In its first year on the market, the Bowflex Max Trainer® product line contributed significantly to revenue growth in our Direct business, which increased 28% in 2014 compared to the prior year. Our Retail segment revenues grew 21% in 2014, which underscores the success of the new cardio line launched in the third quarter of 2013 and our ability to meet the evolving demands of our Retail partners and their consumers.”

Mr. Cazenave continued, “As we begin 2015, we are excited about the progress we have made in positioning our company for another year of profitable growth. During this year we hope to further diversify our revenue stream as we gain more traction with new products, both those that were recently introduced as well as others that are in the pipeline for 2015, and also in international markets where the opportunities are still largely untapped.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $58.0 million in the fourth quarter of 2014, an increase of 35% over the comparable period last year. Direct segment sales benefited from the strong performance of the new Bowflex Max Trainer® product line, partially offset by a decline in sales of other products. For the full year 2014, net sales for the Direct segment were $175.6 million, an increase of 28% over last year. U.S. credit approval rates rose to 43.5% in the fourth quarter of 2014, up from 39.7% for the same period last year. The Company attributes the increase in approval rates to the launch of the Bowflex Max Trainer®, which has thus far attracted consumers with better credit scores, along with its media strategy focused on driving quality consumer leads and an expanded lender base.

Operating income for the Direct segment was $11.0 million for the fourth quarter of 2014, an increase of 96% compared to operating income of $5.6 million in the fourth quarter of 2013. Operating income benefited from higher gross margins as well as improved leverage of selling and marketing expenses as a percentage of sales in the fourth quarter of 2014. Gross margin for the Direct business was 64.6% for the fourth quarter of 2014, compared to 60.2% in the fourth quarter of last year, benefiting from improved overall overhead operating efficiency and improved product mix.

Net sales for the Retail segment were $34.6 million in the fourth quarter 2014, an increase of 8% over the fourth quarter last year. The improvement in Retail net sales reflects continued retailer and consumer acceptance of the Company’s lineup of cardio products including the recently launched treadmill line. For the full year 2014, net sales for the Retail segment totaled $93.2 million, an increase of 21% over the prior year.

Operating income for the Retail segment was $5.7 million for the fourth quarter of 2014, a decrease of 11% compared to operating income of $6.5 million in the fourth quarter of 2013. Retail gross margin was 25.2% in the fourth quarter of 2014, compared to 27.4% in the same quarter of the prior year. Retail gross margins for the fourth quarter of 2014 were negatively impacted by special promotions on discontinued inventory and product mix.

Royalty revenue in the fourth quarter 2014 was $2.3 million, an increase of 15% compared to $2.0 million for the same quarter last year, reflecting higher sales-driven royalties for the quarter.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of December 31, 2014, the Company had cash and investments of $72.2 million and no debt, compared to cash of $41.0 million and no debt as of December 31, 2013. Working capital of $83.1 million as of December 31, 2014 was $37.4 million higher than the 2013 year-end balance of $45.7 million, primarily due to the cash flow generated by operations, that resulted in a $31.2 million increase in cash and investments. Inventory as of December 31, 2014 was $24.9 million, compared to $15.8 million as of December 31, 2013. The increase in inventory is due to higher revenues, new product introductions, and the addition of a new distribution center.

For further information, see "Balance Sheet Information" attached hereto.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, the Company discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented pretax income per diluted share from continuing operations which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. The Company presents pretax income per diluted share from continuing operations because management believes that the partial reversal of valuation allowances in fiscal year 2013, resulting in significant changes to the effective tax rate, makes meaningful comparisons between periods difficult. Including the non-GAAP results assists investors in assessing the Company's operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures; Pretax Income per Diluted Share from Continuing Operations" in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company's operating results for the fourth quarter and full year ended December 31, 2014 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, February 23, 2015. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 268-5851 in North America and international listeners may call (303) 223-2687. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, February 23, 2015, through 6:30 p.m. ET, March 9, 2015. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21759738.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial and economic trends; utilization of net operating loss carryforwards to reduce future income tax liabilities; future plans for introduction of new products and anticipated demand for the Company's new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; initiatives to expand our business internationally; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2014 and 2013 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net sales	$94,931	$77,091	$274,447	$218,803
Cost of sales	46,412	40,414	133,872	112,326
Gross profit	48,519	36,677	140,575	106,477

Operating expenses:
Selling and marketing	26,509	19,940	81,059	66,486
General and administrative	5,624	4,869	22,131	18,705
Research and development	1,893	1,750	7,231	5,562
Total operating expenses	34,026	26,559	110,421	90,753

Operating income	14,493	10,118	30,154	15,724
Other income, net	122	43	70	315
Income from continuing operations before income taxes	14,615	10,161	30,224	16,039
Income tax provision (benefit)	4,142	1,729	9,841	(32,085)
Income from continuing operations	10,473	8,432	20,383	48,124
Income (loss) from discontinued operations, net of income taxes	(96)	116	(1,588)	(170)
Net income	$10,377	$8,548	$18,795	$47,954

Basic income per share from continuing operations	$0.33	$0.27	$0.65	$1.55
Basic loss per share from discontinued operations	—	—	(0.05)	(0.01)
Basic net income per share(1)	$0.33	$0.27	$0.60	$1.54

Diluted income per share from continuing operations	$0.33	$0.27	$0.64	$1.53
Diluted loss per share from discontinued operations	—	—	(0.05)	(0.01)
Diluted net income per share(1)	$0.33	$0.27	$0.59	$1.52

Shares used in per share calculations:
Basic	31,319	31,153	31,253	31,072
Diluted	31,760	31,509	31,688	31,457

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and twelve months ended December 31, 2014 and 2013 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2014	2013	$	%
Net sales:
Direct	$58,005	$42,985	$15,020	34.9%
Retail	34,614	32,097	2,517	7.8%
Royalty income	2,312	2,009	303	15.1%
	$94,931	$77,091	$17,840	23.1%

Operating income (loss):
Direct	$10,970	$5,593	$5,377	96.1%
Retail	5,742	6,456	(714)	(11.1)%
Unallocated corporate	(2,219)	(1,931)	(288)	(14.9)%
	$14,493	$10,118	$4,375	43.2%

	Twelve Months Ended December 31,		Change
	2014	2013	$	%
Net sales:
Direct	$175,593	$136,663	$38,930	28.5%
Retail	93,223	76,775	16,448	21.4%
Royalty income	5,631	5,365	266	5.0%
	$274,447	$218,803	$55,644	25.4%

Operating income (loss):
Direct	$29,345	$14,126	$15,219	107.7%
Retail	13,279	11,431	1,848	16.2%
Unallocated corporate	(12,470)	(9,833)	(2,637)	(26.8)%
	$30,154	$15,724	$14,430	91.8%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2014 and 2013 (unaudited and in thousands):

	December 31,
	2014	2013

Assets

Cash and cash equivalents	$45,206	$40,979
Available-for-sale securities	26,984	—
Trade receivables, net of allowances of $108 and $53	26,260	25,336
Inventories	24,896	15,824
Prepaids and other current assets	6,987	6,927
Income taxes receivable	50	80
Deferred income tax assets	12,368	4,441
Total current assets	142,751	93,587

Property, plant and equipment, net	9,634	8,499
Goodwill	2,520	2,740
Other intangible assets, net	10,575	12,615
Long-term deferred income tax assets	9,546	25,725
Other assets	628	401
Total assets	$175,654	$143,567

Liabilities and Shareholders' Equity

Trade payables	$47,574	$37,192
Accrued liabilities	9,851	9,123
Warranty obligations, current portion	2,246	1,610
Total current liabilities	59,671	47,925

Warranty obligations, non-current	—	28
Income taxes payable, non-current	3,725	2,577
Other long-term liabilities	1,186	1,472
Shareholders' equity	111,072	91,565
Total liabilities and shareholders' equity	$175,654	$143,567

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Pretax Income per Diluted Share from Continuing Operations (unaudited):

	Three Months Ended December 31,
	2014	2013
Pretax income per diluted share from continuing operations	$0.46	$0.32
Diluted loss per share from income taxes	(0.13)	(0.05)
Diluted income per share from continuing operations	$0.33	$0.27

	Twelve Months Ended December 31,
	2014	2013
Pretax income per diluted share from continuing operations	$0.95	$0.51
Diluted income (loss) per share from income taxes	(0.31)	1.02
Diluted income per share from continuing operations	$0.64	$1.53